Exhibit 3(a)


THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
LOTUS DEVELOPMENT CORPORATION

     FIRST.     The name of the corporation (hereinafter called
the "Corporation") is LOTUS DEVELOPMENT CORPORATION.

     SECOND. The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, and the name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

     THIRD. The nature of the business and the purposes to be conducted and promoted by the Corporation, which shall be in addition to the authority of the Corporation to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, is as follows:

     To develop, sell or license, and to acquire, by sale or license, (a) computer programs, (b) languages and operating systems embodied in computer hardware, (c) computer software or documentation, and (d) related tangible and intangible properties, and to engage in the performance, utilization, purchase and sale of related services.

     The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers herein specified shall, except when otherwise provided in this Article THIRD, be in no way limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of this certificate of incorporation provided that the Corporation shall not conduct any business, promote any purpose, or exercise any power or privilege within or without the State of Delaware which, under the laws thereof, the Corporation may not lawfully conduct, promote or exercise.

     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is two hundred five million (205,000,000) shares, of which 200,000,000 shares shall be Common Stock, $.01 par value, and 5,000,000 shares shall be Preferred Stock, $1.00 par value. The Preferred Stock may be issued in such classes, including one or more series within any such class, and will possess such specific terms including dividend rates, conversion prices, voting rights, redemption prices, maturity dates and other special rights, preferences, qualifications, limitations and restrictions thereof, as shall be determined in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors from time to time.

     Subject to the powers of the Board of Directors of the Corporation to designate certain provisions relating to the Preferred Stock, a statement of the designations of the authorized classes of stock, and the power, preference and relative participatory, options or other special rights and qualifications, limitations or restrictions thereof, is as follows: Except as provided to the contrary by a resolution or resolutions of the Board of Directors establishing a class or series of Preferred Stock, each issued and outstanding share of stock of the Corporation shall entitle the holder thereof to full voting powers without distinction as to class and voting shall not be by class except as required by law, provided, however, that the holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record by them and, except as otherwise provided to the contrary by a resolution or resolutions of the Board of Directors establishing a class or series of Preferred Stock, the holders of shares of Preferred Stock shall be entitled to one vote for each share of Common Stock into which the shares of Preferred Stock held of record by them are convertible.

     FIFTH.  The Corporation is to have perpetual existence.

     SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of creditors, and/or on all the stockholders, of this Corporation, as the case may be, and also on this Corporation.

     SEVENTH. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws.

     EIGHTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     NINTH. From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

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